Exhibit 10.3

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the “Agreement”) dated as of May 12, 2014, by and between U.S. Rare Earths, Inc., a corporation existing under the laws of Nevada (the “Seller”), and Mach One Media Group, Inc., a corporation existing under the laws of Nevada (the “Buyer”).

W I T N E S S E T H:

WHEREAS, Seller has entered into a Master Sale Agreement with the Buyer dated as of the date hereof (the “Master Agreement”) pursuant to which the delivery of this Agreement is a closing condition;

WHEREAS, Seller owns certain assets and liabilities related to the business of providing customized advertising services operating as Calypso Media Group Service, Calypso Media or Calypso (the “Business”);

WHEREAS, Seller and Buyer agree that the Business operates at a loss;

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, all of the properties, rights and assets and certain liabilities of Seller related to the Business;

WHEREAS, any undefined capitalized terms shall bear such meaning ascribed to them in the Master Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I.
PURCHASE AND SALE OF ASSETS.

1.1. Sale of Assets.  Effective at January 1, 2014, Seller hereby sells, assigns, transfers and delivers to Buyer, and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in and to all of the properties and assets of the Seller, of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, related to the Business as set forth on Exhibit A attached hereto.

The assets, properties and business of Seller being sold to and purchased by Buyer under this Section 1.1 are referred to herein collectively as the “Assets.” Notwithstanding the foregoing, in no event will any assets of the Seller which are not media and advertising related (the “Non-Media Assets”) be sold, assigned, transferred or delivered to the Buyer.

1.2. Assumed Liabilities. Effective at January 1, 2014, Buyer hereby accepts and assumes, and is and will be fully liable and responsible for, and Seller is and shall have no further liability or responsibility for or with respect to any and all liabilities and obligations of relating to the Business including, without limitation, (i) liabilities and obligations arising out of events occurring on and after January 1, 2014 related to Buyer’s ownership of the Assets and (ii) all obligations and liabilities of Seller which are to be performed after January 1, 2014 arising under the contracts included in the Assets, and (iii) the liabilities and obligations identified in Exhibit B hereto (collectively, the “Assumed Liabilities”).  The assumption of the Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under contracts or arrangements with Seller.  Seller and Buyer agree that the liabilities of Buyer assumed herein offset any benefit Buyer may receive as a result of Buyer’s acquisition of the net operating losses.

1.3. Transfer of Assets.  Seller shall transfer the Assets to Buyer at closing by executing and delivering to Buyer a Bill of Sale in the form attached hereto as Exhibit C.  In addition, Seller shall execute and deliver any and all assignments and such other documents as are necessary to consummate the transactions contemplated hereby.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

2.1. Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

2.2. Authorization of Agreement.  Seller has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by Buyer) this Agreement constitutes the legal, valid and binding obligations of Seller, enforceable against Seller, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).  Neither the execution or delivery of this Agreement by Seller nor the consummation by Seller of the transaction contemplated herein will result in a breach of the terms or provisions of the Articles of Incorporation or By-Laws of Seller, or any material agreement or other instrument to which Seller is a party.

2.3. Ownership and Transfer of Assets.  Seller has good and marketable title to all of the Assets free and clear of all mortgages, pledges, security interests, charges, liens, claims, restrictions and encumbrances of any kind (collectively, “Liens”) whatsoever.  Upon the sale, assignment, transfer and delivery of the Assets to Buyer hereunder and under the Seller Documents, there will be vested in Buyer good, marketable and indefeasible title to the Assets, free and clear of all Liens.

2.4. No Other Agreements to Sell or Options. Seller has no commitment or legal obligation, absolute or contingent, to any person or firm other than Buyer, to (i) sell, assign or transfer all or substantially all of the Assets, (ii) effect any merger, consolidation or other reorganization of Seller, or (iii) enter into an agreement which would conflict with this Agreement.  There are no outstanding options, rights, agreements, commitments or demands of any character relating to the acquisition of the Assets by any party other than Buyer.

   2.5. Financial Statements and Records.  All balance sheets, financial statements, income statements, accounts receivable and accounts payable records, and all other financial records of Seller other than those related to the Business are current, true, correct and complete, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods and present fairly and accurately the financial condition of Seller, and there are no liabilities of Seller which are not reflected thereon.

2.6. Litigation and Proceedings.  To Seller’s knowledge, there are no suits, claims, complaints, legal proceedings, administrative enforcement proceedings or legal actions before any court or governmental authority pending, or, to the knowledge of Seller or the Advertising Companies, threatened against Seller, the Advertising Companies, the Assets or the Business.  To Seller’s knowledge, there is no material decision, order, judgment, ruling, injunction, award or decree against Seller, the Advertising Companies, the Assets or the Business.

     2.7. Taxes.  With respect to taxes owed by or claimed to be owed to Seller or the Advertising Companies, Seller agrees to be responsible for all 2013 taxes and costs associated with preparing and filing all required tax returns and reports.

     2.8. Disclosure.  No representation or warranty by Seller in this Agreement nor in any exhibit, schedule, written statement or certificate furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement or omits to state a material fact.  All documents furnished by or on behalf of Seller to Buyer in connection with this transaction and all information contained therein are true, correct and complete as of the date thereof.

   2.9. Insurance.  Seller has and will have as of the date of Closing such insurance policies that are customary in the industry (including policies providing property, casualty, employment practices, errors and omissions, liability and workers’ compensation coverage) including coverages, deductibles and limits that are reasonable and customary in the industry.  With respect to each policy of insurance, (i) the policy is legal, valid, enforceable and in full force and effect and shall remain in effect through Closing, (ii) the policy shall remain in effect after Closing, and (iii) Seller is not in default of any such policy.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF
BUYER

Buyer represents and warrants to Seller that:

3.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

3.2.  Authorization of Agreement. Buyer has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by Seller) this Agreement constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

ARTICLE IV.
COVENANTS

4.1. Other Actions.  Each of Seller and Buyer shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

           4.2  Non-Media Related Assets. Each of the Seller and Buyer are entering into this Agreement on the understanding that the Assets do not include any Non-Media Assets. If after Closing, either party hereto discovers that the Assets include any Non-Media Assets, then Buyer shall transfer all right, title and interest to such Non-Media Assets to the Company or its successors and assigns upon a showing sufficient to Buyer that such Assets are, in fact, Non-Media Assets.

          4.3. Use of Names; Confidentiality.  After Closing, Seller will not for any reason, directly or indirectly, for itself or any other person or entity, (i) use the name, “Calypso”, “Calypso Media Group”, “Calypso Media”, “Media Depot”, “Media Max”, or any other name associated with the Advertising Companies or the Business, (ii) use any internet domain name associated with or similar to that of the Advertising Companies or the Business, or (iii) use or disclose any trade secrets, confidential information, know how, proprietary information or other intellectual property of Seller transferred pursuant to this Agreement and any of the exhibits.

      4.4. Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably requests in order to carry out the intent and accomplish the purposes of this Agreement and all exhibits and to consummate the transactions contemplated hereby and thereby.

ARTICLE V.
INDEMNIFICATION

    5.1. Indemnification.  Seller agrees to indemnify, defend, save and hold harmless Buyer and Michael Parnell from and against any and all claims, demands, actions, causes of action, damages, loss, costs, taxes, diminutions in value, interests on borrowed money, liability, fees (including attorney’s fees) or expense, including amounts spent on investigation, defense or settlement of any claim which may be brought against Buyer and/or Michael Parnell and/or which Buyer and/or Michael Parnell may suffer, sustain, or become subject to as a result of, in respect of, or arising out of (i) any misrepresentation or breach of any representation, warranty or covenant made by Seller, (ii) any non-tax related liability, obligation or commitment of  Seller arising out of transactions entered into or events occurring prior to Closing, or (iii) any non-tax related liability of Seller not expressly and explicitly assumed by Buyer.

   5.2. Right to Indemnification Not Affected by Knowledge.  All representations, warranties, covenants, and obligations in this Agreement, any of the exhibits, and any other certificate or document delivered pursuant to this Agreement will survive Closing.  Buyer’s and Michael Parnell’s right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, the exhibits, or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance or compliance with any covenant or obligation, will not affect Buyer’s or Michael Parnell’s right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

5.3. Insurance.  With respect to the obligations set forth in this Article, Seller shall be entitled and required to take advantage of any insurance policy that covers such claims, and shall not be required to indemnify or hold harmless Buyer and Michael Parnell for any claims that are covered by an insurance policy.  It is the express intent of this Agreement that Seller’s obligation to indemnify Buyer and Michael Parnell shall apply only to claims not covered by existing insurance.

ARTICLE VI.
CONDITIONS TO CLOSING

       6.1. Conditions Precedent to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of Seller contained herein qualified as to materiality shall be true and correct in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time; and

(b) Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

       6.2. Conditions Precedent to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of Buyer contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(b) Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date; and

(c) each of the conditions to closing set forth in the Master Agreement shall have been performed by Buyer (or, if applicable, waived by Seller).

ARTICLE VII.
MISCELLANEOUS

      7.1. Definitions. Any undefined capitalized terms herein shall bear such meaning as ascribed to them in the Master Agreement.

      7.2. Payment of Sales, Use or Similar Taxes.  All sales, use, transfer, intangible, recordation, documentary stamp or similar taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by Buyer.

      7.3. Survival of Representations and Warranties.  The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder.

      7.4. Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Plano.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Plano for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

       7.5. Entire Agreement.  Except with respect to the Master Agreement, this Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement supersedes that certain letter agreement between USRE and Michael Parnell dated January 28, 2014 which after the date hereof shall be terminated and of no further force and effect.

       7.6. Amendments; Waivers.  No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by Seller and Buyer or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

       7.7. Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (New York City time) on any business day, (c) the second (2nd) business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto.

    7.8. Severability.  If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

    7.9. No Assignment.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Buyer (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consents shall be void.

    7.10. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. No party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto.

    7.11. Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart.  In the event that any executed signature page is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such executed signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

    7.12. Publicity. Neither Buyer or Seller shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, Seller shall be entitled, without the prior approval of Buyer, to issue any press release, file any reports with the Securities and Exchange Commission or make other public disclosure with respect to such transactions as required by applicable law and regulations.

    7.13. Expenses.  Except as otherwise provided in this Agreement, each party will pay its own costs and expenses, including legal and accounting expenses, related to the transactions contemplated by this Agreement, irrespective of when incurred.

    7.14. Independent Legal Counsel. Each party acknowledges that it has read the entire Agreement, understands it and in addition, has received independent legal advice from counsel to the extent it considers is warranted as to the advisability of executing this Agreement and with respect to all matters contained herein.

[Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

BUYER:

Mach One Media Group, Inc.

By:	/s/ Michael D. Parnell
Name: Micheal D. Parnell
Title: Secretary/Director

Address:	12 North Washington St.
Mountoursville, PA
17754
Fax No:	570.337.7636

SELLER:

U.S. Rare Earths, Inc.

By:	/s/ Kevin M. Cassidy
Name: Kevin M. Cassidy
Title: CEO

Address:	5600 Tennyson Pkwy
Suite 240
Plano, TX 75024
Fax No:	(972) 829-8933

Exhibit A

Description of the Assets

The following properties and assets of the Seller:

1.           $26,203.75 in cash at First State Bank Acct# 1021249

2.           $98,374.27 in accounts receivable pursuant to the accounts receivable list attached hereto as Schedule I.

3.           $520.75 in deferred revenue.

4.           The following trademarks: “Calypso”, “Calypso Media Group” and “Calypso Media”.

5.           The leases of the offices maintained at 12 Gunnebo Drive, Lonoke, Arkansas 72086 and 2 North Washington Street, Montoursville, Pennsylvania 17754 to the extent that such leases are in the name of U.S. Rare Earths, Inc. or its predecessors.

Schedule I

Description of Accounts Receivable	US$
Accounts receivable due from A-Action - invoice#10277	4,000.00
Accounts receivable due from AAA AIR CONDITIONING, INC. - invoice#10007	150.00
Accounts receivable due from AAA AIR CONDITIONING, INC. - invoice#10182	75.00
Accounts receivable due from AIR CONTROL HEATING & ELECTRIC - invoice#9882	897.00
Accounts receivable due from AIR DONE RIGHT - invoice#10205	4,000.00
Accounts receivable due from AIR TECH - invoice#10222	750.00
Accounts receivable due from ALL YEAR HEATING & COOLING - Credit memo#36465-1387	(1,399.00)
Accounts receivable due from ARIA AIR CONDITIONING & HEATING - Invoice#9992	150.00
Accounts receivable due from ARIA AIR CONDITIONING & HEATING - Invoice#10165	75.00
Accounts receivable due from ARTRAC COMPANY, LLC - Invoice#10254	2,058.64
Accounts receivable due from BALLARD NATURAL GAS - Invoice#9979	150.00
Accounts receivable due from BALLARD NATURAL GAS - Invoice#10153	75.00
Accounts receivable due from BLAIR BROTHERS GOLDSMITHS - Invoice#5845	1,307.50
Accounts receivable due from BLAIR BROTHERS GOLDSMITHS - Invoice#9008	340.00
Accounts receivable due from BLAIR BROTHERS GOLDSMITHS - Invoice#9180	1,000.00
Accounts receivable due from BRIDGER HEATING & COOLING - Credit memo#22473-1498	(75.00)
Accounts receivable due from CLIMATE MECHANICAL, INC. - Invoice#9696	4,500.00
Accounts receivable due from CLIMATE MECHANICAL, INC. - Invoice#9713	1,000.00
Accounts receivable due from CLIMATE MECHANICAL, INC. - Invoice#9754	5,000.00
Accounts receivable due from CLIMATE MECHANICAL, INC. - Invoice#9768	1,000.00
Accounts receivable due from CLIMATE MECHANICAL, INC. - Invoice#9835	1,000.00
Accounts receivable due from CLIMATE MECHANICAL, INC. - Invoice#9908	1,000.00
Accounts receivable due from CLIMATE MECHANICAL, INC. - Invoice#9893	150.00
Accounts receivable due from CLIMATE MECHANICAL, INC. - Invoice#10157	75.00
Accounts receivable due from COMFORT HEATING & AIR INC. - Invoice#10250	374.88
Accounts receivable due from CONEJO VALLEY HEATING & AIR - Invoice#10279	2,000.00
Accounts receivable due from COUNTRY WIDE SERVICE COMPANY - Credit memo#16	(1,000.00)
Accounts receivable due from DAYCO HEATING & AIR - Invoice#10264	1,115.00
Accounts receivable due from ED ISAACSON - Invoice#10257	15.00
Accounts receivable due from FAST SIGNS - Invoice#10255	264.71
Accounts receivable due from FAST SIGNS - Invoice#10271	264.71
Accounts receivable due from FERGUSON HEATING & COOLING - Invoice#10260	11,343.92
Accounts receivable due from FERGUSON HEATING & COOLING - Invoice#10268	4,635.00

Accounts receivable due from FERGUSON HEATING & COOLING - Invoice#10273	18,423.50
Accounts receivable due from FERGUSON HEATING & COOLING - Invoice#10275	8,473.32
Accounts receivable due from GENSCO - Invoice#10276	3,736.00
Accounts receivable due from GLOVER & SONS - Invoice#9745	1,000.00
Accounts receivable due from HOOVER TRACTOR - Invoice#10266	10,250.00
Accounts receivable due from IDEAL SERVICES - Invoice#10265	6,115.00
Accounts receivable due from INVESTORS FIRST CAPITAL - Invoice#9461	698.50
Accounts receivable due from JACKSON & FOSTER - Invoice#10245	1,775.00
Accounts receivable due from JMS AC & HEATING - Invoice#3913	3,913.00
Accounts receivable due from LEWIS AIR - Invoice#10267	2,197.00
Accounts receivable due from LYCOMING FOUNDATION - Invoice#10073	900.00
Accounts receivable due from LYCOMING PHYSICAL THERAPY - Invoice#10256	264.71
Accounts receivable due from LYCOMING PHYSICAL THERAPY - Invoice#10270	264.71
Accounts receivable due from MARTY'S BICYCLE SHOP - Invoice#10229	1,006.00
Accounts receivable due from MARTY'S BICYCLE SHOP - Invoice#10239	821.00
Accounts receivable due from MASON MECHANICAL - Invoice#10278	800.00
Accounts receivable due from MCCORMICK TRACTOR - Credit memo#18	(3.00)
Accounts receivable due from MCCORMICK TRACTOR - Invoice#10272	172.50
Accounts receivable due from MURPHY HEATING & AIR CONDITIONING - Invoice#9967	150.00
Accounts receivable due from MURPHY HEATING & AIR CONDITIONING - Invoice#10142	75.00
Accounts receivable due from NORTHERN LITE - Invoice#8466	150.00
Accounts receivable due from NORTHERN LITE - Invoice#8613	1,000.00
Accounts receivable due from ON TIME AIR CONDITIONING & HEATING - Credit memo#17	(358.33)
Accounts receivable due from PREFFERRED PLUMBING, HEATING & AIR - Invoice#10132	75.00
Accounts receivable due from SAGAMORE YACHT CLUB - Invoice#10234	1,337.50
Accounts receivable due from SAGAMORE YACHT CLUB - Invoice#10235	75.00
Accounts receivable due from SAGAMORE YACHT CLUB - Invoice#10236	365.00
Accounts receivable due from SOS MECHANICAL - Invoice#9716	1,000.00
Accounts receivable due from SOS MECHANICAL - Invoice#9771	1,000.00
Accounts receivable due from SOS MECHANICAL - Invoice#9824	1,000.00
Accounts receivable due from SOS MECHANICAL - Invoice#9899	1,000.00
Accounts receivable due from TRACTOR STORE - Invoice#9496	3,687.50
Accounts receivable due from TRACTOR STORE - Invoice#9516	1,818.00
Accounts receivable due from TRACTOR STORE - Invoice#9518	1,818.00
Accounts receivable due from TRACTOR STORE - Credit memo#13	(1,590.00)
Accounts receivable due from TRACTOR STORE - Invoice#9798	1,050.00
Accounts receivable due from THE TURF TEAM - Credit memo#12	(4.50)
Accounts receivable due from WEST COAST PLUMBING - Invoice#10174	75.00
Accounts receivable (due from customers) - allowance for doubtful accounts	(22,448.50)
Total	98,374.27

Exhibit B

1. The liabilities and obligations identified on Schedule I.

       2. The leases of the offices maintained at 12 Gunnebo Drive, Lonoke, Arkansas 72086 and 2 North Washington Street, Montoursville, Pennsylvania 17754 to the extent that such leases are in the name of U.S. Rare Earths, Inc. or its predecessors.

Schedule I

Exhibit C